Exhibit 99.1

              ArthroCare Reports 2004 Financial Results;
Strong Fourth-Quarter Performance Drives Record Quarterly and Year-End
           Revenues, with 30 Percent Annual Revenue Growth

    SUNNYVALE, Calif.--(BUSINESS WIRE)--March 15, 2005--ArthroCare(R) Corp. (Nasdaq:ARTC), a multi-business medical device company that develops minimally invasive surgical products, announced today financial results for the fourth quarter ended Dec. 31, 2004, reporting product revenues of $40.8 million, a 30 percent increase over the $31.3 million recorded in the same quarter of the previous year. Total revenues, which include product revenues, license fees and royalties, for the fourth quarter were $42.7 million, a 31 percent increase over the $32.5 million reported in the fourth quarter of 2003.
    ArthroCare reported a net loss of $34.5 million, or $1.52 on a basic and diluted share basis, for the fourth quarter of 2004, compared to net income of $2.8 million, or $0.13 per diluted share, reported in the same quarter of 2003.


                           Q4 SUMMARY TABLE


                                             Q404     Q304     Q403
----------------------------------------------------------------------
Product Sales                               $40.8 M  $36.8 M  $31.3 M
----------------------------------------------------------------------
License Fees, Royalties and Other Revenues   $1.9 M   $1.4 M   $1.2 M
----------------------------------------------------------------------
Total Revenues                              $42.7 M  $38.2 M  $32.5 M
----------------------------------------------------------------------
Net Income (Loss)                          $(34.5 M)  $3.6 M   $2.8 M
----------------------------------------------------------------------
Earnings (Loss) Per Basic/Diluted Share      $(1.52)   $0.16    $0.13
----------------------------------------------------------------------


    IMPACT OF OPUS MEDICAL ACQUISITION

    ArthroCare completed the acquisition of Opus Medical on Nov. 12, 2004. The company estimates the acquisition had the following impact on fourth quarter financial results:

    -- Opus contributed $2.9 million in revenues and generated a gross profit of approximately $665,000 after a $213,000 charge for the sale of Opus inventory that was recorded at fair value in accounting for the acquisition (in accordance with FASB
        141).

    -- The acquisition added $40.7 million in operating expenses for the fourth quarter, with $36.8 million consisting of a non-cash write-off of in-process research and development costs and acquisition-related amortization of intangible assets. The remaining balance of $3.9 million consists of the acquired entity's expenses and acquisition integration costs.

    -- The remaining difference between reported net income and net income after the impact of the acquisition relates to acquisition-related interest expense and tax impact.

    -- ArthroCare issued 1.9 million shares in closing the acquisition, which increased the fully diluted share count for the fourth quarter by 969,000 to 24.7 million.

    Excluding the impact of the Opus acquisition, fourth quarter revenues were $39.8 million with net income of approximately $4.7 million, or $0.20 per diluted share.

    FISCAL YEAR-END 2004

    For the fiscal year ended Dec. 31, 2004, total revenues reached $154.1 million compared with $118.9 million in fiscal 2003. The product sales portion of revenue increased to $147.8 million in 2004 compared to $114.7 million in 2003.
    The net loss for fiscal year 2004 was $26.2 million, or $1.21 on a basic and diluted share basis, compared with net income of $7.5 million, or $0.34 per diluted share, in the previous year. Excluding the impact of the Opus acquisition, net income for the year ended Dec. 31, 2004 was approximately $13.0 million, or $0.56 per diluted share.

    REVENUE

    In addition to fourth quarter product sales of $40.8 million, license fees, royalties and other revenue were $1.9 million in the fourth quarter of 2004 compared to $1.2 million in the fourth quarter of 2003. International sales increased 14 percent compared to the same period last year and represented 22 percent of product sales during the quarter.

    BUSINESS UNIT PERFORMANCE

    The Sports Medicine business unit produced year-over-year revenue growth of 31 percent during the quarter ended Dec. 31, 2004 compared with the same period of 2003, and represented 69 percent of total product revenue. For the year ended Dec. 31, 2004, Sports Medicine sales grew 19 percent and represented 66 percent of total product sales.
    Sales in the Spine business unit increased 8 percent during the fourth quarter compared to the fourth quarter of 2003 and represented 11 percent of product sales. For the fiscal year ended Dec. 31, 2004, Spine revenues grew 52 percent, driven primarily by the first full year of Parallax sales, and represented approximately 15 percent of total product sales.
    The fourth quarter increase in ENT product sales over the comparable period of last year was 51 percent, with ENT sales representing 20 percent of product revenue during the quarter. For the fiscal year ended Dec. 31, 2004, ENT revenues grew 65 percent and represented approximately 19 percent of total product sales. This growth continues to be driven by tonsillectomy sales in the United States, where ArthroCare estimates Coblation technology is being used in more than 20 percent of all tonsillectomies performed.

    OPERATIONS

    Reported product margin was 64 percent in the fourth quarter of 2004, compared to 63 percent in the year-ago quarter. Gross margin was 66 percent in the fourth quarter of 2004, compared to 64 percent in the year-ago quarter. Excluding the impact of the Opus Medical acquisition, product margin was approximately 67 percent and gross margin was approximately 69 percent.
    For the year ended Dec. 31, 2004, reported product margin was 65 percent compared to 67 percent reported in the prior year, and gross margin was 67 percent compared to 68 percent in the previous year. Excluding the impact of the Opus Medical acquisition, product margin was approximately 66 percent and gross margin was approximately 68 percent.
    Operating expenses for the fourth quarter and calendar year 2004 of $62.7 million and $126.8 million, respectively, represent increases of 251 percent and 74 percent versus the comparable periods in 2003. Excluding acquisition-related costs, operating expenses were approximately $22.0 million for the fourth quarter and $86.1 million for the calendar year.
    In addition, ArthroCare ended the fourth quarter with approximately $21.8 million in cash and marketable securities, up $3.4 million from the previous quarter. This cash balance increase was net of ArthroCare's first principal payment on the term loan related to the Opus Medical acquisition. This principal payment was approximately $1.1 million, resulting in a debt balance of approximately $29.0 million at the end of the fourth quarter.
    "We are happy to report strong revenue growth in the fourth quarter and for the full fiscal year," said Michael A. Baker, president and chief executive officer for ArthroCare. "We exceeded our financial objectives with annual revenue growth of 30 percent, and an increase of approximately 70 percent in net income, excluding the impact of the Opus acquisition. I'm also happy to report that we appear to have gotten off to a fast start in 2005. Through the first two months of the year, the integration of Opus continues to proceed ahead of schedule, and we are on track to meet or exceed our financial guidance for both the first quarter and full year."

    RECENT CORPORATE DEVELOPMENTS

    -- ArthroCare completed the acquisition of Opus Medical, an innovative developer and manufacturer of soft tissue orthopedic repair systems. ArthroCare acquired Opus for $30 million in cash and $60 million of ArthroCare stock. The agreement also calls for an additional delayed payment of $40 million and a contingent payment based on Opus' 2005 net sales, payable in cash or stock at ArthroCare's election (subject to certain restrictions), in the first quarter of 2006. Opus Medical's first commercial product -- the AutoCuff(R) anchoring system -- is designed to enable surgeons to easily perform total arthroscopic rotator cuff surgery in combination with arthroscopic tissue modification or ablation devices, such as ArthroCare's Coblation(R)-based ArthroWands(R).

    -- ArthroCare received notice from the U.S. Food and Drug Administration (FDA) that its Parallax(R) Acrylic Resin with TRACERS(R) Bone Cement Opacifier was cleared for the fixation of pathological fractures of the vertebral body using vertebroplasty or kyphoplasty procedures. The FDA clearance coincided with ArthroCare's launch of a new version of its Parallax Acrylic Resin featuring a proprietary type of tantalum. This product, currently cleared for use in cranioplasty, is designed to enhance the physician's ability to track the flow of bone cement under fluoroscopy. ArthroCare intends to seek 510(k) clearance for use of the tantalum opacified cement in vertebroplasty or kyphoplasty procedures during the first quarter of 2005.

    -- The company appointed Michael Gluk vice president of finance and administration. Mr. Gluk brings significant financial experience in controllership, treasury and business development to ArthroCare from his previous positions with General Motors Corp., which spanned 20 years.

    -- Gene Reu, former vice president of operations at Opus Medical, joined ArthroCare as the new vice president and general manager of the Coblation Technologies business unit.

    INTERNAL CONTROL OVER FINANCIAL REPORTING

    ArthroCare is performing its initial annual evaluation of the design and effectiveness of its internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. While the company's assessment of its internal control over financial reporting has not yet been completed, in this process, the company identified a material weakness in its internal control over financial reporting related to the consolidation of foreign currency transactions at its European subsidiaries. As a result of this weakness, as of Dec. 31, 2004, management cannot conclude that its internal control over financial reporting was effective. The activities to remediate this weakness are underway and the company expects to complete the remediation of this material weakness by the end of 2005. ArthroCare does not believe this material weakness had any impact on the unaudited annual reported financials for 2004. This material weakness was previously disclosed in ArthroCare's Form 10-Q for the third quarter of 2004 and it will also be disclosed in the company's Form 10-K for 2004. As the company continues its assessment of its internal control over financial reporting, additional control deficiencies in its internal control over financial reporting may be identified.
    The company has been forced to allocate significant additional resources to completing its evaluation of internal control over financial reporting, which has limited the company's ability to prepare its financial statements in a timely manner. Consequently, the company plans to file a 12b-25 request for an automatic filing extension for its 10-K for 2004 tomorrow and expects to file the 10-K without management's report on internal control over financial reporting by March 31, 2005. The company expects to subsequently file an amendment to such Form 10-K to include management's report on internal control over financial reporting by April 30, 2005.

    BUSINESS OUTLOOK

    The following statements are based on current expectations on March 15, 2005. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any new businesses or license agreements the company may enter in future periods.
    In addition, the following guidance excludes the impact of non-cash or non-recurring charges related to equity compensation expenses. It does include anticipated depreciation, amortization and other non-recurring expenses related to all ArthroCare acquisitions, including Opus Medical.

ArthroCare's business outlook for fiscal 2005 is as follows:

    -- ArthroCare anticipates fiscal 2005 product revenues will grow by at least 30 percent compared to 2004 revenues. It also expects sequential revenue growth in all four quarters of 2005 with strong year-over-year comparisons.

        -- ArthroCare expects total first quarter 2005 revenues to be $47-48 million.

        -- The company expects sales of its existing Sports Medicine products to grow by at least 10 percent over 2004 revenues. It also expects sales of Opus Medical products to grow by at least 50 percent, and the combined revenues of the Sports Medicine business unit to grow by at least 25 percent.

        -- Spine revenues are expected to grow by at least 20 percent.

        -- ENT revenues are anticipated to grow by at least 30 percent.

    -- ArthroCare also expects an operating margin improvement of 3 percentage points compared with 2004, with 1 percentage point coming from improvement in gross margin.

   -- The company also currently expects its effective tax rate for 2005 to be approximately 25 percent.

   -- The company's fiscal 2005 earnings per share (EPS) guidance remains unchanged. ArthroCare expects EPS to develop in line with recent historical patterns with strong sequential quarter-to-quarter growth; however, the company expects this pattern to be accentuated in 2005 by the ongoing integration of the Opus Medical acquisition.

   -- ArthroCare expects EPS to grow more rapidly than revenues with an assumed share count of 26.5 million following the close of the Opus Medical acquisition.

    ArthroCare's business outlook for fiscal 2006 remains unchanged and is as follows:

    -- ArthroCare expects fiscal 2006 product revenues will grow by at least 20 percent compared to 2005 revenues.

    CONFERENCE CALL

    ArthroCare will hold a conference call with the financial community to discuss these results at 4:30 p.m. ET/1:30 p.m. PT today. The call will be simultaneously webcast by CCBN and can be accessed on ArthroCare's Web site at www.arthrocare.com. The webcast will remain available through April 15, 2005. A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21235292.

    ABOUT ARTHROCARE

    ArthroCare Corp. (www.arthrocare.com) is a multi-business medical device company that develops, manufactures and markets minimally invasive surgical products, many of which are based on its patented Coblation technology. Coblation uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue, minimizing damage to healthy tissue. ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving surgical procedures and enabling new, minimally invasive procedures. ArthroCare's Coblation-based devices have been used in more than three million surgical procedures worldwide. The company has developed and marketed Coblation-based products for arthroscopic, spine/neurologic, ear, nose and throat, cosmetic, urologic, gynecologic and laparoscopic/general surgical procedures, and continues research in other areas.

    SAFE HARBOR STATEMENTS

    Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the company's stated business outlook for fiscal 2004 and 2005, continued strength of the company's fundamental position, the strength of the company's technology, the company's belief that strategic moves will enhance achievement of the company's long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the company's non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, the uncertainty of protecting the company's patent position, and any changes in financial results from completion of year-end audit activities. These and other risks and uncertainties are detailed from time to time in the company's Securities and Exchange Commission filings, including ArthroCare's Form 10-K for the year ended Dec. 31, 2003 and the 10-Q for the quarter ended Sept. 30, 2004. Forward-looking statements are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects," and similar words and phrases. Actual results may differ materially from management expectations.


ARTHROCARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)


                     -------------------------------------------------
                                       Three Months Ended
                      Reported            Recurring
                       Dec. 31    OPUS      Dec. 31  Dec. 31
                        2004      Impact     2004      2003   Variance
                     ----------- --------- --------- -------- --------

Revenues:
Net Product Sales       $40,823   $(2,906)  $37,917   $31,310  $6,607
Royalties, fees and
 other                    1,877               1,877     1,201     676
                     ----------- --------- --------- -------- --------
           Total
            revenues      42,700   (2,906)   39,794    32,511   7,283

Cost of product sales     14,727   (2,241)   12,486    11,616    (870)
                     ----------- --------- --------- -------- --------

     Gross profit         27,973     (665)   27,308    20,895   6,413
                     ----------- --------- --------- -------- --------
       Product Margin      63.9%              67.1%     62.9%
         Gross Margin      65.5%              68.6%     64.3%

Operating expenses:
      Research and
       development         3,506     (969)    2,537     2,322    (215)
      Sales and
       marketing          16,548   (2,450)   14,098    12,373  (1,725)
      General and
       administrative      5,228     (446)    4,782     2,863  (1,919)
      Intangible
       Amortization       37,422  (36,836)      586       295    (291)
                     ----------- --------- --------- -------- --------
           Total
            operating
            expenses      62,704  (40,701)   22,003    17,853  (4,150)

Income from operations   (34,731)  40,036     5,305     3,042   2,263
Interest and other
 income, net                 381      134       515       721    (206)
                     ----------- --------- --------- -------- --------
Income before income
 tax provision           (34,350)  40,170     5,820     3,763   2,057
  Net Operating Margin      -80%   -1382%       15%       12%

Income tax provision         176      960     1,136       957    (179)
                     ----------- --------- --------- -------- --------

Net income (loss)       $(34,526) $39,210    $4,684    $2,806  $1,878
                     =========== ========= ========= ======== ========

Basic net income
 (loss) per share         -$1.52      N/A     $0.22     $0.14   $0.08
                     =========== ========= ========= ======== ========

Shares used in
 computing basic net
 income (loss) per
 share                    22,751     (969)   21,782    20,779

Diluted net income per
 common share             -$1.52      N/A     $0.20     $0.13   $0.07
                     =========== ========= ========= ======== ========

Shares used in
 computing diluted
 net income (loss)
 per share                22,751     (969)   23,754    22,415



                     -------------------------------------------------
                                       The Year Ended
                       Reported          Recurring
                        Dec. 31   OPUS    Dec. 31  Dec. 31
                         2004    Impact    2004      2003    Variance
                       --------- -------- --------- --------- --------

Revenues:
Net Product Sales      $147,830  $(2,906) $144,924  $114,719  $30,205
Royalties, fees and
 other                    6,318              6,318     4,134    2,184
                       --------- -------- --------- --------- --------
           Total
            revenues    154,148   (2,906)  151,242   118,853   32,389

Cost of product sales    51,100   (2,241)   48,859    37,941  (10,918)
                       --------- -------- --------- --------- --------

     Gross profit       103,048     (665)  102,383    80,912   21,471
                       --------- -------- --------- --------- --------
        Product Margin     65.4%              66.3%     66.9%
          Gross Margin     66.9%              67.7%     68.1%

Operating expenses:
      Research and
       development       13,346     (969)   12,377    10,642   (1,735)
      Sales and
       marketing         58,087   (2,450)   55,637    46,100   (9,537)
      General and
       administrative    16,310     (446)   15,864    14,845   (1,019)
      Intangible
       Amortization      39,058  (36,836)    2,222     1,180   (1,042)
                       --------- -------- --------- --------- --------
           Total
            operating
            expenses    126,801  (40,701)   86,100    72,767  (13,333)

Income from operations  (23,753)  40,036    16,283     8,145    8,138
Interest and other
 income, net                824      134       958     2,357   (1,399)
                       --------- -------- --------- --------- --------
Income before income
 tax provision          (22,929)  40,170    17,241    10,502    6,739
  Net Operating Margin      -15%   -1382%       11%        9%

Income tax provision      3,260      960     4,220     3,046   (1,174)
                       --------- -------- --------- --------- --------

Net income (loss)      $(26,189) $39,210   $13,021    $7,456   $5,565
                       ========= ======== ========= ========= ========

Basic net income
 (loss) per share        -$1.21      N/A     $0.61     $0.36    $0.25
                       ========= ======== ========= ========= ========

Shares used in
 computing               21,594     (244)   21,350    20,885
basic net income
 (loss) per share

Diluted net income per
 common share            -$1.21      N/A     $0.56     $0.34    $0.22
                       ========= ======== ========= ========= ========

Shares used in
 computing               21,594     (244)   23,156    21,942
diluted net income
 (loss) per share


Note:
Due to net loss position for the 4th quarter and full year 2004 diluted share count is not used.


ARTHROCARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)


                                            December 31,  December 31,
ASSETS                                          2004          2003
                                            ------------  ------------
Current assets:
  Cash and cash equivalents                    $21,836      $20,890
  Accounts receivable, net of allowances        34,032       24,122
  Inventories                                   40,484       33,072
  Deferred tax asset                            10,685        3,604
  Prepaid expenses and other current assets      4,864        3,317
                                            ------------  ------------
       Total current assets                    111,901       85,005

Available-for-sale securities                       --       10,428
Property and equipment, net                     29,396       23,493
Related party receivables                        1,075        1,205
Intangible assets                               39,959        5,864
Goodwill                                        57,859       10,383
Other assets                                       341        1,760
                                            ------------  ------------

              Total assets                    $240,531     $138,138
                                            ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                              $9,517       $6,808
  Accrued liabilities                            9,925        4,082
  Accrued compensation                           6,783        5,323
  Current portion on long term debt              4,286           --
  Income taxes payable                             478        1,122

                                            ------------  ------------
       Total current liabilities                30,989       17,335

  Loan Payable                                  24,643           --
Deferred Tax Liability                           9,493           --
Other liabilities                                  154          155
                                            ------------  ------------
       Total liabilities                        65,279       17,490
                                            ------------  ------------


       Total stockholders' equity              175,252      120,648
                                            ------------  ------------

              Total liabilities and
               stockholders' equity           $240,531     $138,138
                                            ============  ============


    CONTACT: ArthroCare Corporation
             Fernando Sanchez, 512-391-3967
                    or
             Haberman & Associates
             Jon Zurbey, 612-372-6446
             jon@habermaninc.com